FOR IMMEDIATE RELEASE

CIC OBTAINS $2M UNSECURED LINE OF CREDIT

Credit Facility From ICG Global Limited to
Support CIC Technology and Market Development

Redwood Shores, CA, May 7, 2014 – Communication Intelligence Corporation (“CIC”) (OTCQB: CICI), a leading supplier of digital transaction management software solutions, encompassing electronic signature, biometric authentication and simple-to-complex work flow management, today announced that it has entered into a credit agreement with an affiliate of ICG Global Limited (“ICG”) to provide CIC with up to $2 million of unsecured debt. Aegis Capital Corporation (“Aegis”) acted as CIC’s financial advisor in connection with obtaining the line of credit.

“We are proud to partner with ICG in the establishment of this creative financing structure that complements our existing and historical funding resources,” said Philip Sassower, chairman and chief executive officer for CIC. “This incremental financing availability provides CIC’s capital with added cushion and strengthens our ability to continue advancing our enterprise solutions in a market that is developing rapidly.”

“The provision of this credit facility is a reflection of our confidence in the strength of the market opportunity available to CIC, as well as its strategy and management,” said Larry Russell, director for ICG. “We are delighted to have the opportunity of participating in CIC’s growth.”

The $2 million is available for a period of eighteen months. Amounts drawn under the line of credit are subject to a 15% original issue discount so that, if fully drawn down, would result in approximately $2.35 million of unsecured indebtedness. This debt can be converted into common stock at ICG’s option at a conversion price of $0.0275, subject to certain exceptions. ICG received a facility fee in the form of a three year warrant to purchase 10,909,090 shares of common stock at $0.0275 per share. ICG is also entitled to 50% warrant coverage on amounts drawn down under the line of credit.

Additional information on this transaction will be available in the CIC’s Current Report on Form 8-K that will be filed with the Securities and Exchange Commission later this week and will be available at www.sec.gov.

About CIC
CIC is a leading provider of digital transaction management (DTM) software enabling fully digital (paperless) business processes. CIC’s solutions encompass a wide array of functionality and services, including electronic signatures, biometric authentication and simple-to-complex workflow management. These solutions are available across virtually all enterprise, desktop and mobile environments as a seamlessly integrated platform for both ad-hoc and fully automated transactions. CIC’s platform can be deployed both on-premise and as a cloud-based service, with the ability to easily transition between deployment models. CIC is headquartered in Silicon Valley. For more information, please visit our website at www.cic.com. CIC’s logo is a trademark of CIC.

About ICG Global Limited
ICG is an institutional investor that creates customized capital solutions for companies worldwide.  ICG’s investment arms span across the technology, financial services, healthcare and biotech, business services, green technology and energy markets.

About Aegis Capital Corporation
Aegis has been in business for the past 30 years and maintains a conflict free service platform catering to the needs of private clients, institutions and corporations. Aegis was founded in 1984 by the current Chairman and CEO. Aegis’s origins are based on servicing the specific needs of an extremely affluent customer base. Today, it is as a premiere full-service investment banking firm with eleven locations and employees stretching from Florida to Rochester, NY. Aegis has clients in all 50 states and overseas. Aegis has been able to bring quality service through its clearing relationships of RBC and Apex. For more information, please visit www.aegiscapcorp.com.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations & Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com